As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-56667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-56667

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Con-way Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-1444798
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Gordon E. Devens

Senior Vice President, General Counsel and Secretary

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Adam O. Emmerich

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Con-way Inc. (the “Registrant”):

File No. 333-56667, pertaining to the registration of a maximum aggregate offering price of $225,000,000 in securities of the Registrant.

On September 9, 2015, the Registrant entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with XPO Logistics, Inc. (“XPO”) and Canada Merger Corp. (“Merger Subsidiary”). Pursuant to the Merger Agreement, XPO caused Merger Subsidiary to commence a cash tender offer for all of Con-way’s outstanding shares of common stock, par value $0.625 per share (the “Shares”), at a purchase price of $47.60 per Share (the “Offer”). On October 30, 2015, following the completion of the Offer, Merger Subsidiary merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of XPO (the “Merger”).

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration $27,548,000 in securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Greenwich, State of Connecticut, on October 30, 2015. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities act of 1933.

CON-WAY INC.

By:	/s/ Gordon E. Devens
Name:	Gordon E. Devens
Title:	Vice President and Secretary